                                                                    Exhibit 2.16

                    DATED                             1996
                    --------------------------------------



                             (1) CRAY SYSTEMS LTD.

                    (2)  DIGITAL EQUIPMENT COMPANY LTD. and

                      (3)  CSG SYSTEMS INTERNATIONAL, INC.



                          ____________________________

                            SHARE PURCHASE AGREEMENT
                         _____________________________



                                Baker & McKenzie
                             100 New Bridge Street
                                London EC4V 6JA
                             Tel:  (0171) 919 1000
                             Fax:  (0171) 919 1999

                                  Ref:  MJEH/NRD

                                     INDEX
                                     -----


     1.    DEFINITIONS AND INTERPRETATION.................   1
           ------------------------------

     2.    SALE OF SALE SHARES............................   5
           -------------------

     3.    PREEMPTION RIGHTS..............................   6
           -----------------

     4.    CONSIDERATION..................................   6
           -------------

     5.    COMPLETION.....................................   6
           ----------

     6.    RESTRICTION OF VENDORS AND PURCHASER...........   8
           ------------------------------------

     7.    WARRANTIES.....................................  11
           ----------

     8.    VENDOR LIMITATION..............................  13
           -----------------

     9.    COVENANT IN RESPECT OF TAX.....................  17
           --------------------------

     10.   DEC AND CRAY TRADE RECEIVABLES, TRADE CREDITORS  24
           -----------------------------------------------

     11.   RESTRICTION ON ANNOUNCEMENTS...................  26
           ----------------------------

     12.   COSTS..........................................  26
           -----

     13.   GENERAL........................................  26
           -------

     14.   NOTICES........................................  28
           -------

     15.   GOVERNING LAW AND SUBMISSION TO JURISDICTION...  28
           --------------------------------------------


     SCHEDULE 1...........................................  30
     ----------
           Details of the Company.........................  30

     SCHEDULE 2...........................................  31
     ----------
           Cray Invoices..................................  31

     SCHEDULE 3...........................................  32
     ----------
           Warranties.....................................  32

     SCHEDULE 4...........................................  38
     ----------
           The Vendors....................................  38

DATE:                 1996

PARTIES:

(1) CRAY SYSTEMS LIMITED, a company incorporated in England with registered number 1721900 whose principal place of business is at 5 Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW ("Cray").

(2) DIGITAL EQUIPMENT CO LIMITED, a company incorporated in England with registered number 800905 whose principal place of business is at Digital Park, Imperial Way, Reading, Berkshire RG2 0TE England ("DEC").

(3) CSG SYSTEMS INTERNATIONAL, INC., a corporation organized under the laws of the State of Delaware, USA whose principal place of business is at 5251 DTC Parkway, Suite 625, Englewood, Colorado 80111, USA (the "Purchaser").

RECITALS:

(A) The Vendors are together the registered holders and beneficial owners of all of the issued shares in the capital of Bytel Limited ("the Company"). Particulars of the Company are set out in Schedule 1.

(B) The Vendors wish to sell and the Purchaser wishes to purchase the said shares on the terms and conditions set out in this Agreement.

TERMS AGREED:

1.   DEFINITIONS AND INTERPRETATION
     ------------------------------

1.1 In this Agreement where the context so admits the following words and expressions shall have the following meanings:

     "Accounting Date"       April 30, 1996;

     "Accounts"                  the audited financial statements of the Company
                                 for the accounting reference period which ended on the Accounting Date (each such financial statement comprising a balance sheet, profit and loss account, notes and directors' and auditors' report) and the profit and loss account and balance sheet of the Company as at and for the period ending on the Accounting
                                 Date;

     "Administration and         the agreement in the approved terms for the
     Development Services        provision by Cray of specified administration
     Agreement"                  and development services to the Company;

     "Associated Companies"      in relation to any company, any company which
                                 is its holding company or a subsidiary of it or of its holding company, as those terms are defined in Section 736, as supplemented by
                                 Section 736A of the Companies Act 1985;

     "Auditors"                  Arthur Andersen, 1 Surrey Street, London WC2R
                                 2PS;

     "Companies Acts"            the Companies Act 1985 and the Companies Act
                                 1989;

     "Company"                   Bytel Limited details of which are set out in
                                 Schedule 1;

     "Completion"                completion of the sale and purchase of the Sale
                                 Shares as specified in Clause 5;

     "Completion Date"           the date of this Agreement (or such later date
                                 as the parties may agree);

     "Consideration"             the total consideration for the Sale Shares
                                 being the sum specified in Clause 4;

     "Continuing Director"       Mr Chris Musgrave;

     "Cray Loan Assignment"      an assignment of the Cray Shareholder Loan in
                                 the agreed form;

     "Cray Shareholder Loan"     the amount of (Pounds)740,000 provided to the
                                 Company as a loan and which is currently due and owing to Cray;

     "Cray Trade Receivables"    the trade debts owed by the Company to Cray for
                                 goods, facilities and services provided prior to the Completion Date;

     "DEC Loan Assignment"       an assignment of the DEC Shareholder Loan in
                                 the agreed form;

     "DEC Shareholder Loan"      the amount of (Pounds)740,000 provided to the
                                 Company as a loan and which is currently due and owing to DEC;

     "DEC Trade Receivables"     the trade debts of (Pounds)1,031,544 owed by
                                 the Company to DEC for services provided by DEC prior to the Completion Date;

     "Directors"                 the persons listed as directors of the Company
                                 in Schedule 1;

     "Disclosure Letter"         the letter of today's date from the Vendors'
                                 Solicitors to the Purchaser in the approved terms;

     "Intellectual Property"     includes patents, know-how, trade secrets and
                                 other confidential information, registered designs, copyrights, design rights, topography rights, trade marks, service marks and business names and the goodwill in such marks and names, registrations of and applications to register any of the aforesaid items in any country;

     "Purchaser's Solicitors"    Baker & McKenzie of 100 New Bridge Street,
                                 London EC4 6JA;

     "Sale Shares"               the 50,000 A ordinary shares and the 50,000 B
                                 ordinary shares of (Pounds)1 each in the capital of the Company;

     "Tax" all forms of taxation, withholdings, duties, imposts, levies, social security contributions and rates imposed by any local, municipal, governmental, state, federal, or other body in the United Kingdom or elsewhere and any interest, penalty, surcharge or fine in connection therewith;

     "Taxes Act"                 the Income and Corporation Taxes Act 1988;

     "Tax Warranties"            those warranties contained in paragraph 3 of
                                 Schedule 3;

     "Tenancy Agreement"         the tenancy agreement in the approved terms
                                 between the Company and Cray;

     "Trade Receivables"         the DEC Trade Receivables and the Cray Trade
                                 Receivables;

     "Vendors"                   DEC and Cray;

     "Vendors' Solicitors"       Olswang of 90 Long Acre, London WC2E 9TT;

     "Warranties"                the warranties contained or referred to in
                                 Clause 7 and Schedule 3.

1.2 Save where the context otherwise requires, words and phrases the definitions of which are contained or referred to in Part XXVI of the Companies Act 1985 shall be construed as having the meaning thereby attributed to them.

1.3 Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.4 References in this Agreement to Clauses and Schedules are to clauses in and schedules to this Agreement (unless the context otherwise requires). The recitals and schedules to this Agreement shall be deemed to form part of this Agreement.

1.5 Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6 References to "persons" shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).

1.7 The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.8 A document expressed to be "in the approved terms" means a document the terms of which have been approved by or on behalf of the parties to this Agreement and a copy of which has been signed for the purposes of identification by or on behalf of those parties.

2.   SALE OF SALE SHARES
     -------------------

Subject to the terms of this Agreement, each of the Vendors shall sell with full title guarantee and the Purchaser shall purchase, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement, the number of Sale Shares set opposite its name in column 2 of Schedule 5.

3.   PREEMPTION RIGHTS
     -----------------

Each of the Vendors hereby waives and agrees to procure, with respect to their respective Sale Shares, the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Sale Shares, whether under the articles of association of the Company or otherwise.

4.   CONSIDERATION
     -------------

The total consideration payable for the Sale Shares shall be (Pounds)2, of which (Pounds)1 shall be the consideration for the 50,000 A ordinary shares of (Pounds)1 each in the capital of the Company and (Pounds)1 shall be the consideration for the 50,000 B ordinary shares of (Pounds)1 each in the capital of the Company.

5.   COMPLETION
     ----------

5.1 Completion shall take place on the date of this Agreement at the offices of the Purchaser's Solicitors when all (but not some only) of the events described in this Clause 5 shall occur.

5.2  At Completion, the Vendors shall deliver to the Purchaser:

5.2.1 duly executed transfers of all of the Sale Shares in favour of the Purchaser or its nominees together with the relative share certificates or indemnities satisfactory to the Purchaser in respect thereof;

5.2.2 the resignation of the Auditors as the auditors of the Company, such resignation to contain a statement in accordance with Section 394 of the Companies Act 1985 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors of the Company;

5.2.3 all the statutory and other books (duly written up to date) of the Company and its certificate of incorporation, common seal and any other papers and documents of the Company in its possession or under its control;

5.2.4 certified copies of any powers of attorney under which any of the documents referred to in this Clause 5.2 is executed or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of either of the Vendors;

5.2.5 letters of resignation in the approved terms from each of the Directors (other than the Continuing Directors) and the secretary of the Company, such resignations to take effect from close of the meeting of the Directors referred to in Clause 5.3 below;

5.2.6 an executed release under seal, in the approved terms, releasing the Company from any liability as specified therein;

5.2.7 an executed release, in the approved terms, releasing the Company from any liability, including any liability as specified therein;

5.2.8 the Administrative and Development Services Agreement and the Tenancy Agreement, both executed by Cray;

5.2.9     certified copies of the Accounts;

5.2.10 the Cray Loan Assignment and the DEC Loan Assignment duly executed by Cray and DEC respectively.

5.3 At Completion, the Vendors shall cause the Directors to hold a meeting of the board of directors the Company at which the Directors shall pass resolutions in the approved terms (inter alia) to:-

5.3.1 approve the registration of the Purchaser or its nominees as members of the Company subject only to the production of duly stamped and completed transfers in respect of the Sale Shares;

5.3.2 appoint such persons as the Purchaser may nominate as directors and secretary of the Company and accept the resignation of the Directors (excluding the Continuing Director) and secretary;

5.3.3 revoke all authorities to the bankers of the Company relating to bank accounts and to give authority to such persons as the Purchaser may nominate to operate the same; and

5.3.4 approve entry by the Company in to the Administrative and Development Services Agreement and the Tenancy Agreement.

5.4  At Completion, the Purchaser shall:

5.4.1     pay the Consideration to the Vendors;

5.4.2     that the Company makes payment to Cray of those Cray Trade
          Receivables payable on Completion in accordance with the provisions of Clause 10.1;

5.4.3     enter into the Cray Loan Assignment and the DEC Loan Assignment.

5.5 The Purchaser shall place the Company in funds to make th e payments of the amounts specified in Clause 5.4.1 to 5.4.3 (inclusive) which shall be by way of telegraphic transfer to the bank account of the Vendor's Solicitors (whose conformation of receipt shall be an absolute discharge therefor and the Purchaser shall not be concerned to see to the distribution of moneys represented thereby).

5.6 At Completion Cray shall sell (free from all liens, charges and encumbrances) and the Company shall purchase the Vax Development Machine (serial number AY 321 V 3041) for the sum of (Pounds)1. In consideration of the sale the Purchaser agrees to discharge all maintenance obligations in respect of the machine under a maintenance agreement dated with Digital numbered 7DZ 21575E except insofar as such obligations should have been performed before the Completion Date.


6.   RESTRICTION OF VENDORS AND PURCHASER
     ------------------------------------

6.1 Cray hereby undertakes with the Purchaser (for itself and as trustee for the Company) that, except with the consent in writing of the Purchaser (such consent not to be unreasonably withheld or delayed) and subject to the provisions of Clause 6.2, that it shall not and shall procure that each of its Associated Companies shall not:

6.1.1 for the period of 18 months after the Completion Date, within any country in which the Company has carried on business during the year preceding the Completion Date, either on its own account or in conjunction with or on behalf of any person, firm or company, carry on or be engaged, concerned or interested, directly or indirectly whether as shareholder, director, partner, agent or otherwise in carrying on the businesses set out in clause 6.1.1.1 and 6.1.1.2 (other than as a holder of not more than 5 percent of the issued shares or debentures of any company listed on a stock exchange):

6.1.1.1 develop a software based integrated customer care/billing system designed for use in the cable telecoms market; and

6.1.1.2 market or promote a software based integrated customer care/billing system designed for use in the cable telecoms market;

               (together "Restricted Business") and for the avoidance of doubt "cable telecoms" shall mean the provision of telephony and/or cable television by a cable television operator through its cable network PROVIDED THAT nothing in this Clause 6.1 shall prevent or restrict Cray from:

6.1.1.3 developing, selling, supplying or licensing its software product known as "ABS" (or any version, development or derivative of it) as a component part of a software product, package or solution offered by any third party for use in the cable telecoms market and the telecoms market;

6.1.1.4        providing consultants for use in the cable telecoms market;

6.1.1.5 acquiring any interest or interests in any company or companies which carry on or are engaged in or have any interest in the Restricted Business provided that:

               (i) the aggregate turnover represented by the Restricted Business comprises no more than 15% of the total turnover in any such company or group of companies; and

               (ii) at any subsequent time the Restricted Business does not account for more than 10% of the aggregate annual turnover of Cray and any of its associated companies.

6.1.2 for the period of eighteen months after the Completion Date, either on its own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from the Company the custom of any person, firm, company or organisation who shall at any time within the year preceding the Completion Date have been a customer, or identified prospective customer, of the Company or in the habit of dealing with the Company,

6.1.3 for the period of two years after the Completion Date, either on its own account or in conjunction with or on behalf of any other person, firm or company, solicit, entice away or attempt to solicit or entice away from the Company any person who at the date hereof is or at the date of or within the year preceding such employment, solicitation, enticement or attempt shall have been an officer, manager, consultant or employee of the Company, whether or not such person would commit a breach of contract by reason of leaving such employment;

6.1.4 at any time hereafter make use of or disclose or divulge to any person (other than to officers or employees of the Company whose province it is to know the same) any information (other than any information properly available to the public or in the public domain or disclosed or divulged pursuant to an order of a court of competent jurisdiction [or as requested by any regulatory authority]) relating to the Company, the identity of its customers and suppliers, its products, finance, contractual arrangements, business or methods of business and shall use all reasonable endeavours to prevent the publication or disclosure of any such information by persons within its actual control; or

6.1.5 at any time hereafter in relation to any trade, business or company use a name or trade mark (including, but not limited to, the word "Bytel" or any word confusingly similar thereto) in such a way as to be capable of or likely to be confused with the name or any trade mark of the Company.

6.2 While the restrictions contained in this Clause are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

6.3 Other than in respect of offers to Bytel Development Employees as defined in the Administration and Development Services Agreement for the period of two years after the Completion Date, the Purchaser shall not and shall procure that the Company shall not for its own account or for any person, firm or company directly or indirectly solicit or entice away or endeavour to solicit or entice away any person who has during the 12 months prior to Completion been an employee of Cray.

7.   WARRANTIES
     ----------

7.1 Cray hereby warrants to and with the Purchaser that each of the statements set out in Schedule 3 is true and accurate.

7.2 DEC hereby warrants to and with the Purchaser that the statements set out in paragraphs 1.2 and 3.2 in Schedule 3 are true and accurate.

7.3  The Warranties are given subject to:

7.3.1 matters disclosed in reasonable detail in the Disclosure Letter (and documents attached thereto). Subject as expressly provided in this Agreement no letter, document or other communication shall be deemed to constitute a disclosure for the purposes of this Agreement no other information relating to the Company of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable;

7.3.2 matters disclosed in reasonable detail in written material Cray can prove beyond reasonable doubt was provided by the Vendors to the Purchaser prior to Completion; and

7.3.3 all matters which Cray can prove beyond reasonable doubt that the Purchaser was aware of at Completion which were a result of its discussions with any one or more of the Company's customers.

7.4 The Vendors acknowledge that the Purchaser has entered into this Agreement in reliance upon the Warranties respectively given by them. The
     Purchaser confirms that so far as it is aware none of the Company's customers have prior to the date of this Agreement provided information to the Purchaser which would constitute a breach of any of the Warranties.

7.5 Without restricting the rights of the Purchaser or otherwise affecting the ability of the Purchaser to claim damages on any other basis available to it, in the event that any of the Warranties given by Cray or DEC is broken or (as the case may be) proves to be untrue or misleading, DEC or Cray (as the case may be) shall, pay to the Purchaser or, at the Purchaser's direction (provided that the amount to be paid shall not be increased by reason of any such direction or omission to make such direction) the Company:

7.5.1 the amount reasonably necessary to put the Company into the position which would have existed if the Warranties had not been broken or (as the case may be) had been true and not misleading; and

7.5.2 all reasonable costs and expenses properly incurred by the Purchaser, and the Company as a result of such breach and any reasonable costs (including reasonable legal costs), expenses or other liabilities which any of them may properly and reasonably incur after the commencement of any action in connection with (i) any legal proceedings in which the Purchaser claims that any of the Warranties has been broken or is untrue or misleading and in which judgment is given for the Purchaser or (ii) the enforcement of any settlement of, or judgment in respect of, such claim. Cray shall be entitled, at its expense, to take full conduct of (without limitation) determining the existence and nature of, commencing, handling, negotiating, issuing proceedings in respect of, settling or obtaining and enforcing judgment for all claims against any third party in the Company's name upon the provision by the Purchaser of such reasonable assistance as Cray may require provided that Cray shall indemnify the Purchaser for any reasonable costs, claims, expenses, losses or damages incurred by the Purchaser in providing such assistance.

7.6 Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

7.7 Where any statement in the Cray Warranties is qualified by the expression "so far as Cray is aware" or "to the best of Cray's knowledge and belief" or any similar expression, that statement shall be deemed to include the knowledge of any directors of Cray and shall be deemed to include an additional statement that Cray has made due and careful enquiry of Chris Musgrave and (so far as the warranties at paragraphs 5, 6 and 7 of Schedule 3 only) Lawrence Green.

7.8 Each of the Vendors hereby agrees with the Purchaser (for itself and as trustee for the Company) to waive any rights which it may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by the Company or any of its employees or advisers in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

7.9 If any sum payable by the Vendors under this Clause 7 is subject to Tax (whether by way of deduction or withholding or direct assessment of the person entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax and after taking into account any savings, deductions, reliefs or reclaims available to the Purchaser or the Company by reason of the claim in respect of which the payment is being made the recipient shall have received a net amount equal to the payment otherwise required hereby to be made.

8.   VENDOR LIMITATION
     -----------------

8.1  The liabilities of Cray under the Cray Warranties:-

8.1.1 shall, save in relation to the Tax Warranties cease on the second anniversary of the Completion Date except in respect of matters which have been the subject of a bona fide written claim specifying the subject matter and nature of the claim made before such date by the Purchaser or the Purchaser's Solicitors to either of the Vendors or the Vendors' Solicitors;

8.1.2 shall in relation to the Tax Warranties cease on the seventh anniversary of the Completion Date except in respect of matters which have been the subject of a bona fide written claim made before such date by the Purchaser or the Purchaser's Solicitors to either of the Vendors or the Vendors' Solicitors.

8.2 The liability of Cray for breach of the Cray Warranties and for breach of the covenants contained in Clause 9 shall be limited to a maximum aggregate amount of (Pounds)800,000, unless in each case the relevant claim or claims has arisen by reason of fraud, wilful concealment, dishonesty or deliberate non-disclosure on the part of Cray, or on the part of any officer, employee, adviser or representative of the Company prior to the date of this Agreement, in which event there shall be no limit on the amount recoverable by the Purchaser from Cray in respect of such claim or claims or the time period within which such claims may be brought and none of the limitations set forth in this Clause 8 shall apply.

8.3 Cray shall not be liable for breach of the Cray Warranties or pursuant to the covenants contained in Clause 9:

8.3.1 unless the liability of Cray for all claims (or what would be such liability apart from this Clause) exceeds in the aggregate (Pounds)50,000 and in that event Cray shall be liable for the whole amount and not merely the excess;

8.3.2     in respect of a claim for less than (Pounds)5,000.

8.4 If Cray is liable to the Purchaser under the Cray Warranties or pursuant to the covenants contained in Clause 9 by reason of an obligation of the Company to pay advance corporation tax or any sum recoverable from the Company as if it were advance corporation tax the liability of the Vendors shall be reduced and the amount paid to the Purchaser in respect of such liability shall be refunded when and to the extent that the Company obtains the benefit of a reduction in liability to mainstream corporation tax by reason of such payment and the Purchaser shall procure that the Company makes all such claims and elections as will result in such benefit being obtained as soon as reasonably possible.

8.5 If Cray is liable to the Purchaser under the Cray Warranties or pursuant to the covenants contained in Clause 9 in respect of an obligation of the Company to pay tax under the provisions of Section 419 ICTA 1988 the liability of Cray shall be reduced and any amounts paid to the Purchaser in respect of such liability shall be refunded when and to the extent that the Company is entitled to relief under sub-section (4) of that section and the Purchaser shall procure that the Company makes all necessary claims under that sub-section as soon as reasonably possible.

8.6 If Cray pays to the Purchaser or the Company an amount pursuant to a claim in respect of Cray Warranties other than the Tax Warranties and the Purchaser or the Company subsequently recovers from a third party an amount which is referable to that claim the Purchaser shall or shall procure that the Company shall immediately repay to Cray so much of the amount paid by Cray as does not exceed the amount recovered from the third party less all costs, charges and expenses incurred by the Purchaser or the Company in obtaining that payment and in recovering that amount from the third party and any applicable tax.

8.7 The Vendors shall be entitled to settle any claim under this Agreement and Warranties or pursuant to the covenants contained in Clause 9 by payment to the Company in cash.

8.8 Any payment made to the Purchaser by the Vendors pursuant to any breach of this Agreement or the Warranties and/or to the Company pursuant to the covenants contained in Clause 9 shall constitute a reduction in the purchase price of the Sale Shares.

8.9 The Purchaser shall not be entitled to recover twice in respect of the same subject matter under both the Tax Warranties and the covenants contained in Clause 9.

8.10 Cray shall not be liable in respect of any claim for breach of the Cray Warranties if such claim::

8.10.1 occurs or arises as a result of any change or changes in legislation made after the date of this Agreement or the withdrawal of any extra-statutory concession made by the Inland Revenue which has retrospective effect;

8.10.2 ccurs or arises as a result of or is otherwise attributable to a voluntary act or omission occurring after Completion of the Purchaser or the Company (other than pursuant to a legally binding commitment created before Completion) and which is otherwise than in the ordinary course of business and such act or omission could have reasonably been avoided;

8.10.3 arises as a result only of any changes in the accounting policies of the Company adopted after Completion;

8.10.4 arises as a result of any provision or reserve made in respect of it in the Accounts being insufficient by reason of any increase in the rates of taxation made after the date of this Agreement having retrospective effect or arises as a result of the retrospective imposition of taxation as a consequence of a change in the law enacted after the date of this Agreement;


8.10.5 would not have arisen but for any claim, election, surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be done by the Company or the Purchaser otherwise than at the request of the Vendors, particulars of which are set out in the Disclosure Letter, under the provisions of any enactment relating to Tax, after Completion;

8.11 The Purchaser shall procure that upon service of any notice to the Vendors of any claim to which any of the Warranties or the covenants contained in Clause 9 may relate the Company shall take such action as the Vendors may reasonably request to avoid, dispute, resist, appeal, compromise or defend a claim in relation to a third party subject to the Company and the Purchaser being indemnified and secured to its reasonable satisfaction by the Vendors against all losses, costs, damages and expenses thereby incurred.

8.12 The Purchaser shall take or procure that the Company shall take all reasonable steps necessary to mitigate any loss in relation to any such action or claim.

8.13 The provisions of this Clause 8 shall apply to limit the liabilities of DEC under the DEC Warranties and the covenants contained in Clause 9 mutatis mutandis.

9.   COVENANT IN RESPECT OF TAX
     --------------------------

9.1  In this clause unless the context otherwise requires:

9.1.1 "event" means any omission, event, action or transaction whether or not the Company is a party thereto, the death of any person, a change in the residence of any person for any Tax purpose, a failure to make sufficient dividend payments to avoid an apportionment or deemed distribution of income and the entering into and completion of this Agreement and references to the result of events on or before the Completion Date shall include the combined result of two or more events one or more of which shall have taken place on or before the Completion Date; PROVIDED THAT with respect to the event or events which take or takes place after the Completion Date neither the Purchaser or the Company could have reasonably foreseen that the event could give rise to a claim under this Deed but this proviso shall not apply to the extent that the event taking place after the Completion Date was carried out pursuant to an obligation of the Company entered into before Completion or was carried out with the approval, concurrence or assistance or at the request or direction of the Vendors.

9.1.2 "relief" means any relief, allowance, credit, set off, deduction or exemption for any Tax purpose;

9.1.3 reference to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation;

9.1.4 reference to any Tax liability shall include not only any liability to make actual payments of or in respect of Tax but shall also include:

9.1.4.1 the loss or reduction in the amount of, or the setting off against any Tax liability for which no provision has been made in preparing the Accounts, of a right to repayment of Tax which has been treated as an asset of the Company in preparing the Accounts; and

9.1.4.2 the loss or reduction in the amount of, or the setting off against income, profits or gains earned, accrued or received on or before Completion, or against any Tax liability of any relief which is not available before Completion but which arises in respect of an event occurring after Completion in circumstances where, but for such loss, reduction or setting off, the Company would have had a Tax liability in respect of which the Purchaser would have been able to make a claim under this clause 9;

          and in such a case the amount of Tax which would otherwise be payable but for the relief so lost, reduced or set off or the amount of repayment which would otherwise have been obtained shall be treated as the amount of a Tax liability which has arisen;

9.1.5 reference to a payment in respect of Tax includes (without limitation) a payment for the surrender of losses or other amounts by way of group relief (within the meaning of Section 402 of the Taxes Act) or for the surrender of advance corporation tax or for the transfer of any other relief and a repayment of any such payment.

9.2 Subject as hereinafter provided, the Vendors hereby severally covenant with and undertake to pay to the Purchaser a sum equal to the amount of:

9.2.1 any Tax liability of the Company resulting from or by reference to any income, profits or gains earned accrued or received on or before the Completion Date or any event on or before the Completion Date and whether or not such Tax is chargeable against or attributable to any other person;

9.2.2 any Tax liability of the Company that arises after Completion as a result of an act, omission or transaction by a person other than the Company and which liability to Tax falls upon the Company as a result of its having been in the same group for Tax purposes as that person at any time before Completion; and

9.2.3 all costs and expenses which are reasonably incurred by the Purchaser or the Company in connection with any claim under this clause 9 (including, without prejudice to the generality of the foregoing, all legal and other professional fees and disbursements).

9.3  The covenants contained in clause 9.2 do not apply to any liability:

9.3.1 to the extent that provision or reserve in respect thereof has been made in the Accounts or to the extent that payment or discharge of such liability has been taken into account therein; or

9.3.2 in respect of which provision or reserve has been made in the Accounts which is insufficient only by reason of any increase in rates of Tax made after the Completion Date with retrospective effect; or

9.3.3 to the extent that it was discharged (whether by payment or by the utilisation of any relief) prior to Completion and details of such discharge have been provided to the Purchaser prior to Completion; or

9.3.4 which arises or is increased as a result only of any change in applicable law or published Inland Revenue practice made after the date of this Agreement which takes effect retrospectively; or

9.3.5 where recovery has been made in respect of the matter giving rise to such liability by the Purchaser under the warranties contained in this Agreement; or

9.3.6 to the extent that such liability would not have arisen but for, or is increased by, any voluntary act or transaction which could reasonably have been avoided and which was not carried out pursuant to an obligation entered into before Completion, of the Company after Completion otherwise than in the ordinary course of business and which the Purchaser was aware or ought reasonably to have been aware could give rise to such a claim, but this exclusion shall not extend to any voluntary act carried out with the approval, concurrence or assistance or at the request or direction of the Vendors; or

9.3.7 to the extent that such liability would not have arisen but for, or has been increased by:

          (a) a disclaimer, claim or election made or notice or consent given after Completion by the Purchaser or the Company otherwise than at the request of the Vendors under the provisions of this Agreement; or

           (b) a failure or omission by the Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing under the provisions of any enactment relating to Tax, particulars of which are set out in the Disclosure Letter with reference to this clause 9.3.6, after Completion the making, giving or doing of which was taken into account in computing the provision for Tax in the Accounts; or

9.3.8 to the extent that such liability arises as a result only of any changes in the accounting policies of the Company adopted after Completion save where the change in the treatment is effected as a result of the prior treatment not being in accordance with generally accepted accounting principles; or

9.3.9 to the extent that the liability is in respect of VAT which has been charged and a tax invoice issued but which has not yet been accounted for to HM Customs & Excise, and details of which have been provided to the Purchaser; or

9.3.10 which arises in the ordinary course of business of the Company since the Accounting Date.


9.4 If the Purchaser becomes aware of any assessment, notice, demand or other document issued or action taken by or on behalf of any person, authority or body from which it appears that the Company has or may have a liability in respect of which a claim could be made under this clause 9, it shall give written notice thereof to the Vendors, as soon as reasonably practicable, or if an assessment has been issued within 10 business days and shall (if the Vendors shall indemnify the Purchaser and the Company to the Purchaser's reasonable satisfaction against any liabilities, costs, damages or expenses which may be incurred thereby) take such action and procure that the Company shall take such action as the Vendors may reasonably request to dispute, resist or compromise the liability; provided that neither the Company nor the Purchaser shall be required to take any such action unless the Vendors shall have produced to them the opinion of leading Counsel practising in the relevant area of law that such action is reasonable.

9.5 The liability of the Vendors under this clause shall cease on the seventh anniversary of the Completion Date except in respect of matters which have been the subject of a written claim made within the said period by the Purchaser to either of the Vendors or the

     Vendors' Solicitors unless the claim in question has arisen by reason of fraud, wilful concealment, dishonesty or deliberate nondisclosure on the part of either or both of the Vendors or the Company whilst under the control of the Vendors or on the part of any officer, employee, adviser or representative of the Company whilst under the control of the Vendors or of either or both of the Vendors, in which event there shall be no contractual limit on the time period within which such claim may be brought.

9.6  The due date for the making of payments under this clause 9 shall be:-

9.6.1 where the payment relates to a liability of the Company to make an actual payment of or in respect of Tax, the date which is four days before the date on which such actual payment is due to be made to the relevant authority;

9.6.2 where the payment relates to a matter falling within clause 9.1.4.2, the date falling seven days after the Vendors have been notified by the Purchaser that the auditors for the time being of the Company have certified at the request of the Purchaser or the Company that the Vendors have a liability for a determinable amount under Clause 9.2; and

9.6.3 where the payment relates to a matter falling within Clause 9.1.4.1 the date on which the repayment of Tax would otherwise have been due to be made; and

9.6.4 in the case of costs and expenses within Clause 9.2.3 the date on which such costs and expenses are incurred.

9.7 If any payment due to be made under this Clause 9 is not made on the due date for payment thereof the same shall carry interest from such due date of payment until actual payment at the rate of 2 per cent above the base rate from time to time of Lloyds Bank PLC, compounded on the last days of March, June, September and December in each year.

9.8 If any sum payable under this clause 9 (other than interest under clause 9.7) is subject to Tax (whether by way of deduction or withholding or direct assessment of the person entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax the recipient shall have received a net amount equal to the payment otherwise required hereby to be made.

9.9 The Vendors shall give all such assistance and provide such information as the Purchaser shall reasonably request from time to time for the purpose of enabling the Purchaser or the Company to make returns and provide information as required to any Tax authority and to negotiate any liability to Tax.

9.10 The Purchaser undertakes that it shall not, after Completion, take any action or enter into any transaction relating to the business, assets or undertaking of the Company, the effect of which will or may be to render the Company unable to meet any corporation tax liability to the extent that provision or reserve in respect thereof has been made in the Accounts and the Purchasers agrees to indemnify the Vendors against any liability of the Vendors under Section 767A of the Taxes Act for such corporation tax (any related interest, penalties or expenses) incurred as a result of the Company being unable to meet any such corporation tax liability for which provision or reserve has been made as aforesaid.

9.11.1 If the auditors for the time being of the Company shall certify (at the request and expense of the Vendors) that any provision for Tax in the Accounts (excluding any provision for deferred tax) has proved to be an over-provision (including, without prejudice to the generality of the foregoing, any case where the Company receives any payment of any Tax that was paid by it in respect of any period ending on or before Completion, then the amount of such over-provision shall be dealt with in accordance with clause 9.11.3 except in so far as such over-provision is attributable to the effect of a change in rates of Tax after the date hereof.

9.11.2 If the auditors for the time being of the Company shall certify (at the request and expense of the Vendors) that any Tax liability which has resulted in a payment having been made or becoming due from the Vendors under this Deed will give rise to a relief for the Company which would not otherwise have arisen, and shall further certify the value of that relief (taking account of timing differences), the amount so certified shall be dealt with in accordance with clause 9.11.3.

9.11.3 Where it is provided under clause 9.11.1 or 9.11.2 that any amount (the "Relevant Amount") is to be dealt with in accordance with this clause:

9.11.3.1 the Relevant Amount shall first be set against any payment then due from the Vendors under clause 9 of this Agreement; and

9.11.3.2 to the extent that there is an excess, a refund shall be made to the Vendors of any previous payment or payments made by the Vendors under clause 9 of this Agreement and not previously refunded under this clause 9 up to the amount of such excess; and

9.11.3.3 to the extent that the excess referred to in clause 9.10.3.2 is not exhausted under that clause, the remainder of that excess shall be carried forward and set against any future payment or payments which become due from the Vendors under clause 9 of this Agreement.

9.11.4 When any such certification as is mentioned in clause 9.11.1 or 9.11.2 has been made, the Vendors or the Purchaser or the Company may request the auditors for the time being of the Company to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount which was the subject of such certification should be amended.

9.11.5 If the auditors certify under this clause 9.11 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of clause 9.11.3 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of that substitution shall be made as soon as practicable by the Vendors to the Purchaser or (as the case may be) by the Purchaser to the Vendors.

9.12 If the Vendors shall become liable to make any payment under this clause 9 the Vendors may at their option and wholly or partly instead of making a payment under clause 9.2 of this Deed surrender or procure the surrender (without payment) to the Company of consortium relief (as defined in Section 402 of the Taxes Act) or advance corporation tax in order to eliminate or reduce the liability to make the payment of Tax which has given rise to the claim. The Purchaser shall procure that the Company shall, at the Vendors' expense, take without delay (and in any event within any applicable statutory time limit) all such steps as may reasonably be required by the Vendors to facilitate or permit the surrender of consortium relief or advance corporation tax mentioned above provided always that such steps shall be taken before any claim is made by the Company under

     Section 393A of the Taxes Act in respect of any relief which is not available before Completion but which arises in respect of an event which arises after Completion.

9.13 If the Vendors shall have paid an amount under this clause 9 and the Company or the Purchaser is entitled or may be entitled either immediately or at some subsequent date to recover from some other person (including any taxing or other competent authority but not including the Purchaser or the Company) any sum in respect of any Tax as is mentioned in this clause 9 the Purchaser shall or shall procure that the Company shall notify the Vendors within a reasonable period of that fact and (if so required by the Vendors and at the Vendors' expense) take all appropriate steps to enforce such recovery (keeping the Vendors fully informed of the progress of any action taken). The Purchaser shall pay within 10 business days to the Vendors any amount equal to any amount so recovered (so far as it does not exceed the amount paid by the Vendors hereunder in respect of the aforementioned liability under this clause 9) plus any interest or repayment supplement paid by the taxing or other competent authority or other person on or in respect thereof.

9.14 The provisions of this clause 9 shall apply (mutatis mutandis) to claims under the Tax Warranties.

10.  DEC AND CRAY TRADE RECEIVABLES, TRADE CREDITORS
     -----------------------------------------------

10.1 The Purchaser shall procure that the Company pay to Cray the amount of the Cray Trade Receivables. The Purchaser shall procure payment by the Company on the Completion Date of the sum of (Pounds)972,584 (being the amount represented by those invoices listed in Schedule 2 which are dated on or before 30 April 1996). The Purchaser shall procure that the Company pay the remaining Cray Trade Receivables (up to a maximum, after the payment referred to above of (Pounds)1 million) within 30 days of the relevant invoice date.

10.2 Notwithstanding Clause 10.1, the Purchaser reserves the right, at any time, to require reasonable written evidence from Cray to support the amount of any Cray Trade Receivable invoices and the Purchaser shall not be required to settle any such invoice which is not in connection with goods, facilities or services provided in the ordinary course of business between Cray and the Company and in accordance with prior practice.

10.3 The Purchaser shall procure that the Company pay to DEC the amount of the DEC Trade Receivables, such amount to be paid in 12 equal monthly instalments of (Pounds)85,962 with the first instalment being paid on the day 30 days from the Completion Date and then on the same day in each month for the following 11 months. If payment of any instalment is not paid within 7 days of its due date then all outstanding amounts in respect of the DEC Trade Receivables shall become immediately payable by the Company.

10.4 Without prejudice to its obligations under Clauses 10.1 and 10.3 the Purchaser shall exercise all its powers in relation to the Company so as to procure that the trade creditors (other than DEC and Cray) of the Company at the Completion Date are paid when due subject only to the prudent conduct of the Company's business. Without prejudice as aforesaid nothing in this Clause 10.4 shall be deemed to require the Purchaser to subscribe for additional shares in the Company, to make any loan to the Company or to give any guarantee to any third party in respect of any obligation of the Company.

10.5 Cray covenants with the Purchaser that the Cray Shareholder Loan is not a debt the release of which will or may give rise to a liability to Tax under section 94 Taxes Act.

10.6 DEC covenants with the Purchaser that the DEC Shareholder Loan is not a debt the release of which will or may give rise to a liability to Tax under section 94 Taxes Act.

10.7 Cray and the Purchaser hereby agree that forthwith upon the grant of an Order pursuant to Section 38(4) of the Landlord and Tenant Act 1954 (as amended) authorising the same they will procure the execution and completion by Autofile Limited and the Company respectively of a Tenancy Agreement in respect of premises at 712 Banbury Road Slough Berkshire in the form agreed engrossments of which have been issued to a the parties and that pending the completion of such Tenancy Agreement the Company will be permitted to remain in occupation of the said premises as licensee on the terms and conditions set out in the said Tenancy Agreement and in the event that for any reason such Court Order is not made within three months of the date of this Agreement such licence shall determine and the Purchaser shall procure that the Company vacates the said premises within ten working days of being requested so to do by Autofile Limited.

10.8.1 Subject to clause 10.8.2, DEC shall continue, on its standard terms, to make available to the Company and authorise the Company to continue to use in its business (but not in connection with or for supply to third parties) all hardware and associated operating systems originally supplied to the Company by DEC, whether the rights to such hardware or operating systems are owned by DEC or DEC has the right to licence the same ("DEC Hardware"), and to facilitate such continued use, DEC shall offer to provide maintenance and support in respect of the DEC Hardware on its standard terms.

10.8.2 In the case of the products or services which the Company is authorised to supply to third parties under the Digital Systems Value Added Reseller Agreement dated 29 May 1996 ("DEC VAR Agreement"), DEC shall continue to provide the products and any maintenance and support provided for under the DEC VAR Agreement in accordance with the terms of that agreement as amended or supplemented as agreed by the Company and DEC.

10.9 The Vendors hereby represent and warrant to the Purchaser that the Accounts shall be in exactly the same form and content as the draft accounts of the Company for the financial year ending on the Accounting Date as annexed to the Disclosure Letter.

11.  RESTRICTION ON ANNOUNCEMENTS
     ----------------------------

Each of the parties to this Agreement undertakes that it will not (save as required by law or by any securities exchange or any supervisory or regulatory body to whose rules any party to this Agreement is subject) make any announcement in connection with this Agreement unless the other parties shall have given their respective consents to such announcement (which consents may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions).

12.  COSTS
     -----

12.1 Each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made.

12.2 The Vendors jointly and severally confirm that no expense of whatever nature relating to the sale of the Sale Shares has been or is to be borne by the Company.

13.  GENERAL
     -------

13.1 This Agreement shall be binding upon and enure for the benefit of the successors of the parties.

13.2 This Agreement (together with any documents referred to herein or executed contemporaneously by the parties in connection herewith) constitutes the whole agreement between the parties hereto and supersedes any previous agreements or arrangements between them relating to the subject matter hereof; it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorised representatives of the parties.

13.3 All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).

13.4 If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

13.5 If any liability of one but not both of the Vendors shall be or become illegal, invalid or unenforceable in any respect, such circumstance shall not affect or impair the liabilities of the other Vendor under this Agreement.

13.6 The Purchaser may release or compromise the liability of either of the Vendors hereunder or grant to either Vendor time or other indulgence without affecting the liability of the other Vendor hereunder.

13.7 No failure of any party to exercise, and no delay or forbearance in exercising, any right or remedy against any other party in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

13.8 Upon and after Completion the Vendors shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be [reasonably] necessary to give effect to the terms of this Agreement and to place control of the Company in the hands of the Purchaser and pending the doing of such acts, deeds, documents and things the Vendors shall as from Completion hold the legal estate in the Sale Shares in trust for the Purchaser.

13.9 This Agreement may be executed in one or more counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

14.  NOTICES
     -------

Any notice required to be given by any party hereto to any other shall be deemed validly served by hand or courier or by first class registered delivery post to its address given herein or such other address as may from time to time be notified for this purpose and any notice served by hand or courier shall be deemed to have been served on delivery, and if posted, at 10 am on the second business day after the date of the registered delivery receipt. In proving service it shall be sufficient to prove that the notice was properly addressed and delivered or posted as a first class registered letter.

15.  GOVERNING LAW AND SUBMISSION TO JURISDICTION
     --------------------------------------------

This Agreement shall be governed by and construed in accordance with English law and the parties hereto submit to the non-exclusive jurisdiction of the English courts for the purpose of enforcing any claim arising hereunder.

DULY EXECUTED

SIGNED by               )
Geoffrey Cox            )       /s/ Geoffrey Cox
for and on behalf of    )
CRAY SYSTEMS LTD        )



SIGNED by               )
Robert McMicking        )       /s/ Robert McMicking
for and on behalf of    )
DIGITAL EQUIPMENT       )
COMPANY LTD             )



SIGNED by               )
David Brenner           )       /s/ David Brenner
for and on behalf of    )
CSG SYSTEMS             )
INTERNATIONAL, INC.     )

                                  SCHEDULE 1
                                  ----------
                            DETAILS OF THE COMPANY
                            ----------------------

THE COMPANY
- - - -----------
1.   Registered number:               2722892

2.   Address of registered office:    161 Fleet Road, Fleet, Hampshire  GU13 8PD

3.   Date and place of incorporation: June 15, 1992 - England.

4.   Authorised share capital:        500,000 A ordinary shares of
                                      (Pounds)1 each and 500,000 B ordinary
                                      shares of (Pounds)1 each.

5.   Issued share capital:            50,000 A ordinary shares of (Pounds)1
                                      each and 50,000 B ordinary shares of
                                      (Pounds)1 each.

6.   Directors:                       C. Musgrave, M. L. Shone, R. McMicking.

7.   Secretary:                       D.P.C. Tidsall.

8.   Accounting Reference Date:       April 30.

9.   Auditors:                        Arthur Andersen.

10.  VAT number:                      GB 578347592

                                  SCHEDULE 2
                                  ----------
                                 CRAY INVOICES
                                 -------------

     See attached

                                   SCHEDULE 3
                                   ----------
                                   WARRANTIES
                                   ----------

Each and every Warranty contained in this Schedule 3 is given by Cray. The Warranties in paragraphs 1.2 and 3.2 of this Schedule are given severally by Cray and DEC.

1.   CORPORATE
     ---------

1.1 The Company has been duly incorporated and is validly existing and the Company has not received notice that an order has been made or petition presented for the winding up or the administration of the Company nor has the Company passed a resolution for its winding up and so far as Cray is aware, no distress, execution or other process has been levied on any of the Company's assets. No administrative receiver or receiver or receiver and manager has been appointed by any person of its business or assets or any part thereof and, so far as Cray is aware, no power to make any such appointment has arisen.

1.2 The Vendors are the registered holders and beneficial owners of the Sale Shares set opposite their names in column 2 of Schedule 5, free and clear of any lien, charge, option, right of pre-emption or other encumbrance or third party right whatsoever. There is no outstanding call on any of the Sale Shares and all of the Sale Shares are fully paid.

1.3 The Sale Shares constitute all the issued shares in the capital of the Company.

1.4 All statutory books and records of the Company are up to date, and contain no material inaccuracies, and the Company has not received any application or request for rectification of any of its statutory registers.

1.5 The Memorandum and Articles of Association of the Company filed at the Companies Registry are accurate and complete in all respects.

2.   ACCOUNTS
     --------

2.1 The Accounts have been prepared in accordance with the requirements of all relevant statutes and with good and generally accepted accountancy principles and practice in the United Kingdom and are complete and accurate in all respects and show a true and fair view of the state of the affairs of the Company as at the Accounting Date and of its profits and losses for the financial period ending on the Accounting Date.

2.2 Since the Accounting Date, the Company has carried on its business in the ordinary course and has not entered into any transaction which is outside the ordinary course of the Company's business. Since the Accounting Date the Company has traded within, and to date its financial position is in line with, the budget of the Company for the fiscal year 1996/7 dated 7 April 1996 and attached to the Disclosure Letter.

2.3 The provision of (Pounds)105,000 shown in the Accounts in respect of normal accounting practices regarding fixed price contracts of the Company under a contract with Telewest dated 12 April 1996 has been maintained in the accounts and financial records of the Company. Notwithstanding any contrary provisions contained elsewhere in the Agreement, Cray's liability for breach of this Warranty shall not be limited by reference to any other provisions of this Agreement, including the provisions of Clause 8.

3.   TAXATION
     --------

3.1 The Company has made all returns and given or delivered all notices, accounts and computations which it is required by law to make for Tax purposes. There is no dispute or question with the Inland Revenue or HM Customs & Excise or other taxation authority and, so far as the Vendors are aware, no such dispute or question is likely. The Company has duly paid all Tax which it has become liable to and the Company has not been notified of any liability to pay any penalty, interest, fine or default surcharge in connection with any claim for Tax. The Company has deducted and accounted for all Tax required to be deducted under PAYE and all other payments made by the Company which are required to be made under deduction or withholding of Tax have been so made and the relevant sum accounted for to the relevant authority.

3.2 The Company has not surrendered any of the trading losses shown in the Accounts or any of the trading losses incurred since the Accounting Date (which are available to be carried forward under Section 393 Taxes Act) and there is no agreement or arrangement in existence for the surrender of any such losses.

4.   TRADING AND GENERAL COMMERCIAL MATTERS
     --------------------------------------

4.1 The bundle of documents attached to the Disclosure Letter contains copies of each material contract to which the Company is a party and which are still open for performance by either party thereto (the "Disclosed Contracts").

4.2 To the best of the Cray's knowledge and belief, the Company has not received any written notice to terminate any of the Disclosed Contracts.

4.3 The Cray Trade Receivables are represented by goods, facilities or services provided to the Company and are in accordance with the agreements between Cray and the Company as summarised in the Disclosure Letter. The Cray Trade Receivables have been properly incurred in the ordinary course of business. Any VAT payable on any of the Trade Receivables shall be recoverable by the Company as input tax.

4.4 So far as Cray is aware there are no guarantees or charges over the Company or its assets other than charges created by operation of law in the ordinary course of business.

5.   CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY
     --------------------------------------------------

5.1.1 In this paragraph 5.1, "Confidential Information" means all know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information belonging to the Company or to any third party.

5.1.2 So far as Cray is aware, the Company does not use any processes and is not engaged in any activities which involve the misuse of any Confidential Information belonging to any third party.

5.1.3 So far as Cray is aware, the Company is not in breach of any agreement or arrangement under which Confidential Information belonging to any third party is made available to the Company and is not aware of the existence of any circumstances under which its right to use such Confidential Information may be terminated.

5.2 The Company is the sole owner and, where registered, the sole registered proprietor, capable of transferring the same with full title guarantee, of all the Intellectual Property of a material nature (excluding Intellectual Property licensed to the Company by any third party) which is used in its business ("the Company's Intellectual Property"). Payment of all renewal fees for registration of the Company's Intellectual Property due on or before Completion is up to date.

5.3 All material agreements entered into by the Company for the licensing, or otherwise permitting the use or exploitation, of the Company's Intellectual Property are included in the bundle of documents referred to in the Disclosure Letter.

5.4 So far as Cray is aware, the Company is not engaged in any activities which infringe any Intellectual Property belonging to any third party and there are no proceedings or threatened proceedings against the Company or by the Company against any third party for infringement of Intellectual Property.

5.5 All material agreements under which the Intellectual Property belonging to any third party is licensed to the Company other than agreements for the day-to-day running of the Company's internal office equipment, development tools and administration services are set out in the Disclosure Letter so far as Cray is aware, and the Company is not in breach of any such agreement or arrangement and is not aware of the existence of any circumstances under which its right to use such Intellectual Property may be terminated.

6.     SOFTWARE DEVELOPMENT
       --------------------

With respect to all contracts, commitments, arrangements and understandings which are material to the Company's business for the design, writing, programming, development, supply or installation of computer software or the like to which the Company is party or by which it is bound and which are still open for performance:

6.1 particulars of all such contracts, commitments, arrangements and understandings are included in the bundle of documents referred to in the Disclosure Letter; and

6.2 as far as Cray is aware, the Company has not received any notice of breach or termination or had court action commenced in respect of any such contract, commitment, arrangement or understanding.

7.   SOFTWARE
     --------

7.1 In this paragraph 7, the expression "the Software" means all of the computer programs identified and briefly described in Schedule 5.

7.2 The Software includes all computer programs, software and software systems, whether in source code, object code or human readable form used or supplied in or in connection with the business of the Company or currently in development (whether owned by the Company, licensed to the Company by a third party or sub-licensed by the Company pursuant to a licence agreement from a third party) which are material to the development of products for sale or licensing to customers, but excluding software relating to day-to-day running of the Company's internal office equipment, development tools and administration services.

7.3 The Company has absolute title and right to and copyright in each item of the Software described in Part I of Schedule 5 including source code and object code, all relevant documents, media and confidential information free of all encumbrances and adverse claims and all material agreements under which the property rights of the Company in such Software have been assigned or licensed to any party are included in the bundle of documents referred to in the Disclosure Letter.

7.4  Copies of all agreements under which the software described in Part I of
     Schedule 5 is held in escrow are included in the bundle of documents referred to in the Disclosure Letter.

7.5 The Company is entitled to use and, where indicated, to grant sub-licences to third parties to use the Software described in Part II of Schedule 3 pursuant to licences and/or consents granted to the Company by the owner or licensee of such Software, true and complete copies of such licences having been included in the bundle of documents referred to in the Disclosure Letter, and being in full force and effect. Subject to matters shown in the Disclosure Letter, all royalties and other payments have been paid when due and there has been no act or default by the Company or, to the actual knowledge of Cray where appropriate, its sub-licensees or any other person which may in any way result in such licences being terminated or the Company being unable to obtain any benefit under such licences.

8.   PROPERTY
     --------

Other than the existing arrangement with Cray, whereby the Company uses part of the Cray business premises, the Company has no interest in any freehold or leasehold property and no continuing or contingent liability in respect of any freehold or leasehold property in which it formerly had any estate or interest and the Company has not at any time guaranteed the performance by any person of any obligation in respect of any freehold or leasehold property.

9.   LITIGATION
     ----------

The Company is not engaged whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings or any proceedings before any tribunal and so far as Cray is aware, there are no proceedings threatened or pending against the Company and so far as Cray is aware there are no facts which are likely to give rise to any such litigation or proceedings. There are no unfulfilled or unsatisfied judgments or orders against the Company or any of its assets.

10.  EMPLOYMENT AND PENSION MATTERS
     ------------------------------

10.1 Full details of the terms of employment or engagement of all directors, employees, and consultants of the Company have been disclosed in writing to the Purchaser.

10.2 So far as Cray is aware, there is no existing or threatened or pending industrial or trade dispute involving the Company and any of its employees.

10.3 Save as disclosed in the Disclosure Letter, there are no pension, share option, share incentive, life insurance, disability or similar schemes, arrangements or obligations for any employees or directors of the Company.

11.  INFORMATION PROVIDED
     --------------------

Cray has not knowingly withheld from the Purchaser any information which could reasonably be expected to be material concerning the Company and its affairs.

                                   SCHEDULE 4
                                   ----------
                                  THE VENDORS
                                  -----------


(1)                              (2)

NAME AND ADDRESS OF VENDOR       NUMBER OF SALE SHARES
Cray Systems Limited             50,000 B Ordinary Shares
5 Genesis Business Park
Albert Drive
Woking,
Surrey  GU21 5RW

Digital Equipment Co. Limited    50,000 A Ordinary Shares
P.O. Box 54
Twyford
Reading
Berkshire  RG10 9FE
